EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except Earnings per Share)

                                       Three Months Ended
                                   June 30, 1999               June 30, 1998
                                 --------------------    --------------------

Net income                                   $218                     $300
Average Shares Outstanding                  2,318                    2,312
Basic Earnings Per Share                    $0.09                    $0.13
Diluted Earnings Per Share                  $0.09                    $0.13


                                       Six Months Ended
                                 June 30, 1999                 June 30, 1998
                                 ----------------        -----------------
Net Income                                   $278                     $554
Average Shares Outstanding                  2,316               (1)  2,332
Basic Earnings Per Share                    $0.12                    $0.24
Diluted Earnings Per Share                  $0.12                    $0.24


(1) includes the dilutive effect of 19,375 incentive stock options.